Exhibit 99.1

The Pepsi Bottling Group Reports Fourth Quarter and Full Year 2008 Results

SOMERS, N.Y.--(BUSINESS WIRE)--February 10, 2009--The Pepsi Bottling Group, Inc. (NYSE: PBG)

  Tenth Consecutive Year of Record Revenues Driven By Strong Net Revenue per Case of +6%
  Solid Comparable Earnings in a Challenging 2008 Environment
  Comparable 2008 EPS of $2.27; Reported EPS of $0.74
  2009 Guidance Forecast for Comparable EPS of $2.15 to $2.25

The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced financial results for the fourth quarter and full-year 2008. For the full year, the Company reported net revenue of $13.8 billion, a two percent increase over the previous year. Net income for the year was $162 million, or diluted earnings per share (EPS) of $0.74. This includes a net after-tax charge of $338 million, or $1.53 per diluted share, from previously announced restructuring initiatives and a non-cash asset impairment charge related primarily to PBG’s business in Mexico. On a comparable basis, full-year 2008 net income was $500 million, or diluted EPS of $2.27. For 2007, PBG reported net income of $532 million, or diluted EPS of $2.29, which included a net after-tax gain of $21 million, or $0.09 per diluted share, from tax items, restructuring charges and an asset disposal charge.

PBG reported a net loss of $271 million in the fourth quarter, or $1.28 per diluted share. This includes a net after-tax charge of $336 million, or approximately $1.58 per diluted share, due to restructuring and asset impairment charges. Comparable diluted EPS was $0.30. In the fourth quarter of 2007, the Company reported net income of $81 million, or diluted EPS of $0.35, including a $0.05 per diluted share net charge due to restructuring charges, an asset disposal charge and tax items.

“PBG delivered solid financial results in 2008 despite the challenging business conditions we faced throughout the year. A combination of strong revenue and margin management, effective cost and productivity initiatives, prudent working capital management and good execution at the point of sale enabled us to make the most of a difficult situation,” said PBG Chairman and Chief Executive Officer Eric Foss. “At the same time, we took important steps to strengthen our brand portfolio, enhance our geographic growth opportunities and positively position ourselves for long-term success.

“While we expect 2009 to be another challenging year, there are a number of reasons to be optimistic about PBG's ability to continue to perform well in the marketplace. We have a healthy balance sheet and ample liquidity. Our Structured to Succeed initiative will deliver significant cost savings and improve the operating fundamentals of our business. We have access to a terrific marketing and innovation pipeline through our partnership with PepsiCo. And we have a talented workforce throughout the organization that is well equipped to execute our strategy with discipline and precision,” Foss continued.

“There are many opportunities for future growth in the liquid refreshment beverage category, and we remain committed to capitalizing on them. This focus on the future, combined with the steps we're taking to navigate through the present challenges, gives us confidence in PBG's long-term outlook.”

Full-Year 2008 Results

PBG’s worldwide revenue increased two percent for the year, driven by strong net revenue per case increases across each geographic segment. The Company continued its strong track record of net revenue per case growth, with a six percent increase worldwide. Each of the Company’s geographic segments had net revenue per case improvements, with the U.S. and Canada increasing four percent.

Total worldwide physical case volume declined four percent, driven by soft economic conditions globally. Volume in the U.S. and Canada was down four percent due to the continued weakness in the liquid refreshment category. European volume decreased three percent. Volume declined five percent in Mexico, reflecting softer macroeconomic factors and the Company’s actions to improve margins.

Reported gross profit per case grew four percent as every geographic segment had improvements.

Comparable worldwide operating income growth of two percent was led by increases in Europe and the U.S. and Canada. Operating income in Mexico decreased due to volume declines and a higher cost of goods sold per case. Reported worldwide operating income for the year decreased 39 percent due to the previously announced restructuring and asset impairment charges. The table below provides a summary of items impacting operating income and diluted EPS comparability.

Foreign currency translation contributed about one percentage point of growth to net revenue, cost of goods sold (COGS) and selling, delivery and administrative (SD&A) expenses. The net effect on operating income growth was also about one percentage point.

Operating free cash flow for 2008 was $526 million. The Company continued its trend of returning cash to shareholders. In 2008, about $624 million was returned to shareholders through cash dividends and repurchases of shares. PBG repurchased approximately 15 million shares of common stock during 2008.

Items Affecting Comparability – Full-Year 2008 Results

		Diluted EPS [2]
	FY 2008 Operating Income Growth Rates [1]	FY 2008	FY 2007	FY 2008 Growth Rates [1]
Comparable Results	2%	$2.27	$2.20	3%
Asset Impairment Charge	(38)	(1.26)	-
2008 Restructuring Charges	(8)	(0.26)	-
2007 Asset Disposal Charges / Restructuring Charges	5	(0.01)	(0.15)
Tax Items	-	-	0.24
Reported Results	(39)%	$0.74	$2.29	(68)%

1 Percentage change shown is rounded to the nearest whole number.

2 Each line item of diluted EPS is calculated to the fourth decimal place and then rounded to the second decimal place.

Fourth Quarter 2008 Results

Total worldwide physical case volume for the fourth quarter declined seven percent as a result of the continued deceleration in consumer spending resulting from the global economic slowdown. In the U.S. and Canada, physical case volume was down seven percent. Volume also decreased seven percent in Mexico. In Europe, volume declined six percent for the quarter.

Foreign currency translation reduced growth in net revenue, COGS and SD&A expenses by about four percentage points. The net effect on operating income was a decline of two percentage points.

Worldwide net revenue per case improved two percent with local currency improvements across all segments. In the U.S. and Canada, net revenue per case increased five percent in local currency as the Company successfully implemented its pricing actions.

Reported COGS per case increased three percent in the quarter. COGS performance reflected increases in concentrate, packaging and sweetener costs.

Reported SD&A expenses declined by six percent due to lower volume and cost productivity initiatives. The Company's Structured to Succeed and prior year's restructuring charges negatively impacted SD&A expenses by three percentage points.

For the fourth quarter, the Company reported an operating loss of $264 million. This was driven by a pre-tax charge of $495 million related to restructuring actions and a non-cash asset impairment charge related primarily to the Company’s business in Mexico.

Items Affecting Comparability - Fourth Quarter 2008 Results

		Diluted EPS [2]
	Q4 2008 Operating Income Growth Rates [1]	Q4 2008	Q4 2007 [3]	Q4 2008 Growth Rates [1]
Comparable Results	9%	$0.30	$0.39	(22)%
Asset Impairment Charge	(228)	(1.31)	-
2008 Restructuring Charges	(46)	(0.27)	-
2007 Asset Disposal Charges / Restructuring Charges	18	-	(0.09)
Tax Items	-	-	0.04
Reported Results	(247)%	$(1.28)	$0.35	(471)%

1 Percentage change shown is rounded to the nearest whole number.

2 Each line item of diluted EPS is calculated to the fourth decimal place and then rounded to the second decimal place.

3 Does not sum due to rounding to the second decimal place.

2009 Guidance

In 2009, PBG expects to achieve currency neutral top-line growth in the low-single digits. PBG’s currency neutral operating profit is expected to grow in the low-single digits for the year. Comparable diluted EPS are forecasted to be $2.15 to $2.25. This includes an $0.18 per share negative impact from translational foreign currency headwinds at current exchange rates. Operating free cash flow is expected to be approximately $450 million including increased pension funding and foreign currency headwinds. The Company anticipates capital expenditures of about $550 to $600 million.

PBG will host a conference call at 10:00 a.m. EST today to discuss its fourth quarter and full-year financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company’s website at http://www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 67,000 employees and sales of nearly $14 billion, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. To receive company news releases by e-mail, please visit www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 29, 2007.

Non-GAAP Measures:

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including those associated with the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Items Affecting Comparability

2008 Items

Impairment Charge

As a result of the 2008 impairment test for goodwill and other intangible assets in the fourth quarter, the Company recorded pre-tax, non-cash charges of $412 million or $1.26 per diluted share, relating primarily to distribution rights and brands for the Electropura water products in Mexico.

Restructuring Charges

In the fourth quarter of 2008, PBG announced a restructuring program (“Structured to Succeed”) to enhance the Company’s operating capabilities in each of its reportable segments. In the quarter, the Company incurred pre-tax charges of $83 million or $0.26 per diluted share, primarily relating to severance and related benefits, pension and other employee-related costs and other charges, including relocation and asset disposal costs.

2007 Items

Restructuring Charges

In the third and fourth quarters of 2007, PBG announced realignments in the Company’s organization to adapt to changes in the marketplace and improve operating efficiencies. Since the inception and through June 14, 2008, the Company incurred pre-tax charges of $33 million or $0.10 per diluted share. Of this amount, we recorded pre-tax charges of $3 million in the first half of 2008, primarily relating to relocation expenses in our U.S. & Canada segment.

Asset Disposal Charge

During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred pre-tax charges of $25 million or $0.06 per diluted share, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of this amount we incurred pre-tax charges of $2 million in the first half of 2008 associated with the FSV Rationalization plan.

Tax Audit Settlement

During the third quarter of 2007, PBG recorded a net non-cash tax benefit of $46 million or $0.20 per diluted share to income tax expense related to the reversal of reserves for uncertain tax benefits resulting from the expiration of the statute of limitations on the IRS audit of our U.S. 2001 and 2002 tax returns.

Tax Law Changes

During the fourth quarter of 2007, tax law changes were enacted in Canada and Mexico, which required us to re-measure our deferred tax assets and liabilities. The impact of the reduction in tax rates in Canada was partially offset by the tax law changes in Mexico and various states of the U.S., which decreased our income tax expense on a net basis. After the impact of minority interest, net income increased approximately $10 million or $0.04 per diluted share, as a result of these tax law changes.

Items Affecting Comparability – Full-Year 2008 Results

($ in millions)	FY 2008 Net Income
Comparable Results	$500
Impairment Charges	(277)
2008 Restructuring Charges	(58)
2007 Restructuring/Asset Disposal Charges	(3)
Reported Results	$162

Operating Free Cash Flow

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of equity awards.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

($ in millions)	FY 2008 OFCF
Net cash provided by operations	$1,284
Less: Capital spending	(760)
Plus: Excess tax benefits from exercise of equity awards	2
Operating Free Cash Flow	$526

Items Affecting Comparability – Fourth Quarter Results

	Net Revenue Per Case Growth
Segment	Local Currency	Foreign Currency Translation Impact	U.S. Dollars
U. S. & Canada	5%	(2)	3%
Europe	9%	(8)	1%
Mexico	5%	(12)	(7)%

2009 Guidance

Growth Rates – Full Year 2009 Guidance vs. Full Year 2008
	Net Revenues	Operating Income
Comparable Guidance - Currency Neutral	Low-Single Digits	Low-Single Digits
Comparable Guidance – U.S. Dollars (includes foreign currency translation impact)	Low-Mid Single Digit Decline	Low-Mid Single Digit Decline
2008 Restructuring Charges	-	(1%) – 4%
2007 Restructuring/Asset Disposal Charges	-	1%
Impairment Charges	-	58% – 61%
Reported Guidance	Low-Mid Single Digit Decline	51% – 61%
2009 Diluted EPS
Comparable Guidance	$2.15 to $2.25
Restructuring Charges	(0.17) – (0.27)
Reported Guidance	$1.88 – $2.08

2009 Full-Year OFCF Guidance

PBG expects its full-year 2009 OFCF to be about $450 million. The Company anticipates capital expenditures to be in the range of $550 to $600 million and cash provided by operations plus the excess tax benefits from the exercise of equity awards to be approximately $1 billion.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts

	16 Weeks Ended		52 Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net revenues	$3,809	$4,036	$13,796	$13,591
Cost of sales	2,111	2,199	7,586	7,370

Gross profit	1,698	1,837	6,210	6,221
Selling, delivery and administrative expenses	1,550	1,657	5,149	5,150
Impairment charges	412	-	412	-

Operating (loss) income	(264)	180	649	1,071
Interest expense, net	103	75	290	274
Other non-operating expenses (income), net	26	(4)	25	(6)
Minority interest	(16)	22	60	94

(Loss) income before income taxes	(377)	87	274	709
Income tax (benefit) expense	(106)	6	112	177

Net (loss) income	$(271)	$81	$162	$532

Basic (loss) earnings per share	$(1.28)	$0.36	$0.75	$2.35

Weighted-average shares outstanding	211	224	216	226

Diluted (loss) earnings per share	$(1.28)	$0.35	$0.74	$2.29

Weighted-average shares outstanding	211	232	220	233

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions, unaudited

	52 Weeks Ended
	December 27,	December 29,
	2008	2007

Cash Flows - Operations
Net income	$162	$532
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	673	669
Deferred income taxes	(47)	(42)
Share-based compensation	56	62
Impairment charge	412	-
Defined benefit pension and postretirement expenses	114	121
Minority interest expense	60	94
Casualty self-insurance expense	87	90
Other non-cash charges and credits	95	79
Net change in operating working capital	(67)	48
Casualty insurance payments	(79)	(70)
Pension contributions	(85)	(70)
Other, net	(97)	(76)
Net Cash Provided by Operations	1,284	1,437

Cash Flows - Investments
Capital expenditures	(760)	(854)
Acquisitions, net of cash acquired	(279)	(49)
Investments in noncontrolled affiliates	(742)	-
Proceeds from sale of property, plant and equipment	24	14
Other investing activities, net	(1)	6
Net Cash Used for Investments	(1,758)	(883)

Cash Flows - Financing
Borrowing activities, net	1,198	(168)
Minority interest distribution	(73)	(17)
Dividends paid	(135)	(113)
Excess tax benefit from the exercise of equity awards	2	14
Proceeds from the exercise of stock options	42	159
Share repurchases	(489)	(439)
Contributions from minority interest holder	308	-
Other financing activities	(3)	-
Net Cash Provided by (Used for) Financing	850	(564)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(57)	28

Net Increase in Cash and Cash Equivalents	319	18
Cash and Cash Equivalents - Beginning of Period	647	629

Cash and Cash Equivalents - End of Period	$966	$647

Supplemental Information

Capital expenditures incurred	$(693)	$(869)
Change in accounts payable and other accrued liabilities related to capital expenditures	(67)	15
Cash paid for capital expenditures	$(760)	$(854)

Note: Certain reclassifications were made to our 2007 Condensed Consolidated Statement of Cash Flows to conform to the 2008 presentation.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts

	December 27,	December 29,
	2008	2007
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$966	$647
Accounts receivable, net	1,371	1,520
Inventories	528	577
Prepaid expenses and other current assets	276	342
Total Current Assets	3,141	3,086

Property, plant and equipment, net	3,882	4,080
Other intangible assets, net	3,751	4,181
Goodwill	1,434	1,533
Investments in noncontrolled affiliates	619	-
Other assets	155	235
Total Assets	$12,982	$13,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,675	$1,968
Short-term borrowings	103	240
Current maturities of long-term debt	1,305	7
Total Current Liabilities	3,083	2,215

Long-term debt	4,784	4,770
Other liabilities	1,658	1,186
Deferred income taxes	966	1,356
Minority interest	1,148	973
Total Liabilities	11,639	10,500

Shareholders' Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,851	1,805
Retained earnings	3,130	3,124
Accumulated other comprehensive loss	(938)	(48)
Treasury stock: 99 shares and 86 shares at December 27, 2008 and December 29, 2007, respectively	(2,703)	(2,269)
Total Shareholders' Equity	1,343	2,615
Total Liabilities and Shareholders' Equity	$12,982	$13,115

THE PEPSI BOTTLING GROUP, INC.
SEGMENT DATA
in millions, unaudited

	16 Weeks Ended
	December 27,	December 29,
Net Revenues	2008	2007

U.S. & Canada	$2,905	$3,042
Europe	517	545
Mexico	387	449
Worldwide net revenues	$3,809	$4,036

Operating (Loss) / Income

U.S. & Canada	$174	$148
Europe	(36)	7
Mexico	(402)	25
Worldwide operating (loss) income	(264)	180
Interest expense, net	103	75
Other non-operating expenses (income), net	26	(4)
Minority interest	(16)	22
(Loss) income before income taxes	$(377)	$87

	52 Weeks Ended
	December 27,	December 29,
Net Revenues	2008	2007

U.S. & Canada	$10,300	$10,336
Europe	2,115	1,872
Mexico	1,381	1,383
Worldwide net revenues	$13,796	$13,591

Operating Income / (Loss)

U.S. & Canada	$886	$893
Europe	101	106
Mexico	(338)	72
Worldwide operating income	649	1,071
Interest expense, net	290	274
Other non-operating expenses (income), net	25	(6)
Minority interest	60	94
Income before income taxes	$274	$709

CONTACT:
The Pepsi Bottling Group, Inc.
Jeff Dahncke, 914-767-7690
Public Relations
jeff.dahncke@pepsi.com
or
Mary Winn Settino, 914-767-7216
Investor Relations
marywinn.settino@pepsi.com